Exhibit 10.1

AMENDMENT TO SEVERANCE BENEFITS AGREEMENT

Dear Associate:

You are party to a Severance Benefits Agreement, which may have been amended from time to time (the “Agreement”) with Staples, Inc. and/or one of its subsidiaries (“Staples”).  Under the Agreement, you are entitled to certain severance benefits set forth in the Agreement if you experience a Qualified Termination (as defined in the Agreement).

Pursuant to Paragraph 1 “Term of Agreement”, your Agreement can be terminated by you or Staples with 90-days written notice, either immediately following the expiration of such 90-day period or, if your Agreement provides for consecutive one-year terms, at the end of the then-current term.  In order to protect your benefits in the event of a Change in Control as defined in Paragraph 4(a)(i)-(iv) of your Agreement, Staples’ Board of Directors (the “Board”) has amended your Agreement to provide that Staples may not terminate your Agreement, or any then-current term of your Agreement ending, within 24 months following a Change in Control, with or without 90 days’ notice.  For the avoidance of doubt, it is the Board’s intent that this amendment ensure that your Agreement is not terminable by Staples, with or without 90 days’ notice, within 24 months following a Change in Control.

Staples will require any successor or transferee, whether direct or indirect, that acquires all or substantially all of the Staples business or assets (if Staples then owns or operates the business unit of Staples for which you perform services), or that acquires the business unit of Staples for which you perform services (in each case, whether by purchase, merger, consolidation or otherwise) expressly to assume and agree to perform on your Agreement, as amended by this Amendment, to the same extent that Staples would be required to perform it if no such succession or transfer had taken place. Any failure to obtain a satisfactory agreement from the successor or transferee (as the case may be) to assume and agree to perform the Agreement, as amended by this Amendment prior to the effectiveness of any succession or transfer shall constitute “Good Reason” for you to terminate employment with Staples in accordance with Paragraph 4(d)(vi) of your Agreement.  As used in this Amendment to your Agreement, “Staples” means Staples as defined above and any successor to or transferee of its business or assets as aforesaid which assumes and agrees to perform this Amendment to your Agreement by operation of law, or otherwise.

Nothing in this Amendment prohibits your right to invoke your right to terminate the Agreement with 90-days written notice.  All other provisions set forth in your Agreement remain in full force and effect.

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If this Agreement sets forth our agreement, kindly sign and return to Staples the enclosed copy of this Agreement.

Sincerely,

STAPLES, INC.

Regis Mulot
Executive Vice President, Human Resources

I have been advised of my right to consult with counsel regarding this Agreement and have decided to sign below knowingly, voluntarily, and free from duress or coercion.

Agreed to this         day of                                  , 20

(Associate Signature)